EXHIBIT 4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York 10577

July 31, 2020

Morgan Stanley Portfolios, Series 42

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:    Morgan Stanley Portfolios, Series 42

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-239713 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ MICHAEL B. WEINER

Executive Director